Exhibit 10.6

Exhibit 2.3(c)
AMENDMENT NO. 2
TO
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This constitutes Amendment No. 2 to that certain First Amended and Restated Employment Agreement (the “Employment Agreement”), dated August 28, 2009, by and between ubroadcast, inc., a Delaware corporation (“Employer”), and John L. Castiglione (“Employee”).

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree, as follows:

A.	Section I of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Employer hereby employs, engages and hires Employee as Vice President of Marketing of Employer, and Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision of the Board of Directors of Employer.  Employee shall perform duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be reasonably assigned to him from time to time by the Board of Directors of Employer.  Employee shall devote time as needed in efforts to the performance of his duties as Vice President of Marketing of Employer.”

B.	Section III Sub A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Salary.  Employee shall be paid as and for a salary the sum of $15,000 per calendar month, which salary shall be payable on the 1st and 15th days of each calendar month, in advance, subject to deduction of lawful and required withholding.

Employee’s unpaid salary shall accrue until paid by Employer.  Employee shall have the right, but not the obligation, to be paid all or a portion of his accrued and unpaid salary in shares of Employer’s common stock, on the following basis:

on the first business day of each calendar quarter, should Employee desire to convert his accrued and unpaid salary from the immediately preceding calendar quarter into shares of Employer’s common stock, Employee shall deliver to Employer a written notice (a “Salary Conversion Notice”) of his intent to have Employer pay such accrued and unpaid salary in shares of Employer’s common stock.  Each Salary Conversion Notice shall set forth (1) the amount of accrued and unpaid salary to be converted into shares of Employer’s common stock and (2) the number of shares of Employer’s common stock which are to be issued to Employee based on the following formula:

Amount of accrued and unpaid salary from the immediately preceding calendar quarter divided by the Applicable Share Price (defined below) equals the number of shares to be issued to Employee.  By way of example only, if Employee’s accrued and unpaid salary totals $1,000 and the Applicable Share Price is $.05, Employer would issue 20,000 shares of its common stock to Employee ($1,000 divided by $.05 equals 20,000 shares).

“Applicable Share Price” shall mean the average closing sale price of Employer’s common stock, as reported by the OTC Bulletin Board, for the last three (3) trading days of the subject calendar quarter.

C.	Section VII sub A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Term. The initial term of this Agreement shall be a period of three years, commencing on May 12, 2010.   This Agreement shall renew for an additional three-year period, provided neither party hereto submits a written notice of termination within ninety (90) days prior to the termination of the initial term hereof.

In all other aspects, the Employment Agreement is ratified and affirmed.

EMPLOYER:	EMPLOYEE:

By: /s/ Jason Sunstein	/s/ John L. Castiglione
Jason Sunstein	John L. Castiglione, individually
Executive Vice President

Dated: May 12, 2010	Dated: May 12, 2010